Exhibit 10.1

PWA CHONG CHIN

184, Persiaran S2 B1, Seremban 2,

70300 Seremban, Negeri Sambilan

Dear Mr. Pwa,

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into on June 1, 2023 by and between Mr. Pwa Chong Chin (the “Executive”) and COR3 & Co. (Holdings) Limited, a Cayman Islands company (the “Company”).

WHEREAS, the Executive has been the Chief Executive Officer of the Company since June 1, 2023 (the “Effective Date”).

WHEREAS, the Company and the Executive desire to enter into this Agreement to memorialize the terms and conditions of the Executive’s employment with the Company starting on the date hereof.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and representations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Article I.	Employment; Responsibilities;
Compensation

Section 1.01 Employment.

Subject to ARTICLE 3, the Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, in accordance with this Agreement commencing from the Effective Date and be continuous unless either party gives written notice to the other party in accordance with Section 3.01 below

Section 1.02 Responsibilities; Loyalty

(a) Subject to the terms of this Agreement, the Executive is employed in the position of Chief Executive Officer (“CEO”) of the Company, and shall perform the functions and responsibilities of that position. Additional or different duties may be assigned by the Company from time to time. The Executive’s position, job descriptions, duties and responsibilities maybe modified from time to time in the sole discretion of the Company.

(b) The Executive shall devote the whole of the Executive’s professional time, attention and energies to the performance of Executive’s work. The Executive agrees to comply with all policies of the Company, if any, in effect from time to time, and to comply with all laws, rules and regulations, including those applicable to the Company.

Section 1.03 Compensation.

The compensation for this Agreement forms part of the compensation that the Company is paying to the Executive (“Base Salary”) under the employment agreement entered into between the Executive and Hi Style Apparels Sdn. Bhd. dated January 1, 2008. The Executive shall refer to the said employment agreement for the details and arrangement.

In addition, you will be entitled to a 3% of the Group’s audited profit before tax as your performance bonus, payable annually within 3 months after the audited account of the Group is finalized, if the Group’s audited profit before tax is at or above RM5,000,000 for the preceding financial year.

The Compensation shall also be subject to the approval of Company’s Board of Directors and/or Compensation Committees (if any).

Section 1.04 Business Expenses.

The Company shall reimburse the Executive for all business expenses that are reasonable and necessary and incurred by Executive while performing his duties under this Agreement, upon presentation of expense statements, receipts and/or vouchers or such other information and documentation as the Company may reasonably require.

Article II.	Confidential Information; Post-Employment Obligations; Company Property

Section 2.01 Company Property.

As used in this Article II, the term the “Company” refers to the Company and each of its direct and indirect subsidiaries. All written materials, records, data and other documents relating to Company business, products or services prepared or possessed by the Executive during the Executive’s employment by the Company are the Company’s property. All information, ideas, concepts, improvements, discoveries and inventions that are conceived, made, developed or acquired by the Executive individually or in conjunction with others during Executive’s employment (whether during business hours and whether on Company’s premises or otherwise) that relate to Company business, products or services are the Company’s sole and exclusive property. All memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps and all other documents, data or materials of any type embodying such information, ideas, concepts, improvements, discoveries and inventions are Company’s property. At the termination of the Executive’s employment with the Company for any reason, the Executive shall return all of the Company’s documents, data or other Company property to the Company.

Section 2.02 Confidential Information; Non-Disclosure.

(a) The Executive acknowledges that the business of the Company is highly competitive and that the Company will provide the Executive with access to Confidential Information. The Executive acknowledges that this Confidential Information constitutes a valuable, special and unique asset used by the Company in its business to obtain a competitive advantage over competitors. The Executive further acknowledges that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position. The Executive agrees that the Executive will not, at any time during or after the Executive’s employment with the Company, make any unauthorized disclosure of any Confidential Information of the Company, or make any use thereof, except in the carrying out of Executive’s employment responsibilities to the Company. The Executive also agrees to preserve and protect the confidentiality of third-party Confidential Information to the same extent, and on the same basis, as the Company’s Confidential Information.

(b) For purposes hereof, “Confidential Information” includes all non-public information regarding the Company’s business operations and methods, existing and proposed investments and investment strategies, seismic, well-log and other geologic and oil and gas operating and exploratory data, financial performance, compensation arrangements and amounts (whether relating to the Company or to any of its employees), contractual relationships, business partners and relationships (including customers and suppliers), strategies, business plans and other confidential information that is used in the operation, technology and business dealings of the Company, regardless of the medium in which any of the foregoing information is contained, so long as such information is actually confidential and proprietary to the Company.

Section 2.03 Non-Competition Obligations.

(a) The Executive acknowledges and agrees that as an employee and representative of the Company, the Executive will be responsible for building and maintaining business relationships and goodwill with current and future operating partners, investors, partners and prospects on a personal level. The Executive acknowledges and agrees that this responsibility creates a special relationship of trust and confidence between the Company, the Executive and these persons or entities. The Executive also acknowledges that this creates a high risk and opportunity for the Executive to misappropriate these relationships and the goodwill existing between the Company and such persons. The Executive acknowledges and agrees that it is fair and reasonable for the Company to take steps to protect itself from the risk of such misappropriation.

(b) The Executive acknowledges and agrees that, in exchange for his agreement in SECTION 2.03(c) below, he will receive substantial, valuable consideration from the Company upon the execution of this Agreement and during the course of this Agreement, including, (i) Confidential Information and access to Confidential Information, (ii) compensation and other benefits and (c) access to the Company’s prospects.

(c) During the Non-Compete Term and provided that the Company has made all severance payments provided for herein (to the extent applicable), the Executive will not, directly or indirectly, provide the same or substantially the same services that he provides to the Company to any Business Enterprise in the Market Area (as defined below) without prior written consent, which will not be unreasonably withheld. This includes working as an agent, consultant, employee, officer, director, partner or independent contractor or being a shareholder, member, joint venturer or equity owner in, any such Business Enterprise; PROVIDED, HOWEVER, that the foregoing shall not restrict the Executive from holding up to 5% of the voting power or equity of one or more Business Enterprises.

For purposes of hereof:

(i) “BUSINESS ENTERPRISE” means any corporation, partnership, limited liability company, sole proprietorship, joint venture or other business association or entity (other than the Company) engaged in the business of publishing national and regional publications and development of technology that serves the needs of online and print publishers and their advertisers in the Market Area;

(ii) “MARKET AREA” means: (1) Malaysia and Singapore, and (3) any geographic area in which the Company is conducting any material amount publishing or development of business during the Term, and for which the Executive has material responsibilities or about which the Executive has material Confidential Information; and

(iii) “NON-COMPETE TERM” means in the case of termination for any reason, the period from the Effective Date to the date ending 2 years following the date of termination.

Section 2.04 Non-Solicitation of Executives.

During the Non-Compete Term, the Executive will not, either directly or indirectly, call on, solicit or induce any other executive or officer of the Company or its affiliates with whom Executive had contact, knowledge of, or association with in the course of employment with the Company to terminate his employment, and will not assist any other person or entity in such a solicitation; PROVIDED, HOWEVER, that with respect to soliciting any executive or officer whose employment was terminated by the Company or its affiliates, or general solicitations for employment not targeted at current officers or employees of the Company or its affiliates, the foregoing restriction shall not apply.

Article III.	Termination of Employment

Section 3.01 Termination of Employment.

(a) The Executive’s employment with the Company shall be terminated (i) immediately upon the death of the Executive without further action by the Company, (ii) upon the Executive’s Permanent Disability without further action by the Company, (iii) by the Company for Cause, (iv) by the Executive without Good Reason, (v) by the Company without Cause or by the Executive for Good Reason, including by the Company without Cause or by the Executive for Good Reason within 12 months following a Change of Control, provided that, in the case of clauses (iv) and (v), the terminating party must give at least 60 days’ advance written notice of such termination. For purposes of this ARTICLE III, “date of termination” means the date of the Executive’s death, the date of Executive’s Permanent Disability, or the date of the Executive’s separation from service with the Company, as applicable.

For purposes hereof:

(i) “CAUSE” shall include (A) continued failure by the Executive to perform substantially Executive’s duties and responsibilities (other than a failure resulting from Permanent Disability) that is materially injurious to the Company and that remains uncorrected for 10 days after receipt of appropriate written notice from the Board; (B) engagement in willful, reckless or grossly negligent misconduct that is materially injurious to Company or any of its affiliates, monetarily or otherwise; (C) except as provided by (D), the indictment of Executive with a crime involving moral turpitude or a felony; (D) the indictment of the Executive for an act of criminal fraud, misappropriation or personal dishonesty; or (E) a material breach by the Executive of any provision of this Agreement that is materially injurious to the Company and that remains uncorrected for 10 days following written notice of such breach by the Company to the Executive identifying the provision of this Agreement that Company determined has been breached. For the purposes of (C) and (D), if the criminal charge is subsequently dismissed with prejudice or the Executive is acquitted at trial or on appeal then the Executive will be deemed to have been terminated without Cause.

(ii) “CHANGE OF CONTROL” means the occurrence of any one or more of the following events that occurs after the Effective Date:

1) Any “person” (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “EXCHANGE ACT”)) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors; or

2) The consummation of (A) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors, (B) a sale or other disposition of all or substantially all of the assets of the Company, or (C) a liquidation or dissolution of the Company.

(iii) “GOOD REASON” shall mean one or more of the following conditions arising not more than six months before the Executive’s termination date without Executive’s consent: (A) a material breach by the Company of any provision of this Agreement; (B) assignment by the Board or a duly authorized committee thereof to the Executive of any duties that materially and adversely alter the nature or status of the Executive’s position, job descriptions, duties, title or responsibilities from those of a Chief Executive Officer, or eligibility for Company compensation plans; (C) requirement by the Company for the Executive to relocate to a primary place of business which is more than 100 miles away from the Executive’s primary place of business as of the Effective Date of this Agreement; or (D) a material reduction in the Executive’s Base Salary in effect at the relevant time. Notwithstanding anything herein to the contrary, Good Reason will exist only if the Executive provides notice to the Company of the existence of the condition otherwise constituting Good Reason within 90 days of the initial existence of the condition, and the Company fails to remedy the condition on or before the 30th day following its receipt of such notice.

(iv) “PERMANENT DISABILITY” shall mean the Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. The Executive will be deemed permanently disabled if determined to be totally disabled by the Social Security Administration or if determined to be disabled in accordance with a disability insurance program that applies a definition of disability that complies with the requirements of this paragraph.

(b) If the Executive’s employment is terminated under any of the foregoing circumstances, all future compensation to which the Executive is otherwise entitled and all future benefits for which the Executive is eligible, other than those already earned but which is unpaid, shall cease and terminate as of the date of termination, except as specifically provided in this ARTICLE III.

Article IV.	Miscellaneous

Section 4.01 Notices.

All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service, or electronic mail, or facsimile transmission.

Section 4.02 Severability and Reformation.

If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect, and the invalid, void or unenforceable provisions shall be deemed severable. Moreover, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be reformed by limiting and reducing it to the minimum extent necessary, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

Section 4.03 Assignment.

This Agreement shall be binding upon and inure to the benefit of the heirs and legal representatives of Executive and the permitted assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by the Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise), if such successor expressly agrees to assume the obligations of the Company hereunder.

Section 4.04 Amendment.

This Agreement may be amended only by writing mutually signed by the Executive and by the Company.

Section 4.05 GOVERNING LAW.

THIS AGREEMENT SHALL BE CONSTRUED, INTERPRETED AND GOVERNED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO RULES RELATING TO CONFLICTS OF LAW.

Section 4.06 Jurisdiction.

Each of the parties hereto hereby irrevocably consents and submits to the exclusive jurisdiction of the state and federal courts located in NEW YORK in connection with any proceeding arising out of or relating to this Agreement or the transactions contemplated hereby and waives any objection to venue in NEW YORK. In addition, each of the parties hereto hereby waives trial by jury in connection with any claim or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 4.07 Entire Agreement.

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes in all respects any prior or other agreement or understanding, written or oral, between the Company and the Executive with respect to such subject matter, including the Employment Agreement.

Section 4.08 Counterparts.

This Agreement may be executed in two or more counterparts, each of which will be deemed an original. For purposes of determining whether a party has signed this Agreement or any document contemplated hereby or any amendment or waiver hereof, only a handwritten signature on a paper document or a facsimile transmission of a handwritten original signature or delivery of a handwritten original signature by electronic means will constitute a signature.

Section 4.09 Construction.

The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed in accordance to its fair meaning and not strictly for or against the Company or the Executive. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.”

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above:

COR3 & CO. (HOLDINGS) LIMITED

By:	/s/ Pwa Chong Tiong
Pwa Chong Tiong
Executive Officer

Agreed by

By:	/s/ Pwa Chong Chin
Pwa Chong Chin